Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 AMERICA • ASIA PACIFIC • EUROPE

February 16, 2021

OneMain Holdings, Inc.
601 N.W. Second Street
Evansville, Indiana 47708

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (File No. 333- 249937) (the “Registration Statement”) filed by OneMain Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which became effective upon filing pursuant to Rule 462(e) of the rules and regulations of the SEC under the Securities Act.  Pursuant to the Registration Statement, OMH (ML), L.P., a Delaware limited partnership (“OMHML”), and V-OMH (ML) II, L.P., a Delaware limited partnership (together with OMHML, the “Selling Stockholders”), are selling, on a several basis, 9,200,000 shares of the Company’s common stock, par value $0.01 per share (the “Securities”).  The Securities are being sold by the Selling Stockholders pursuant to that certain Underwriting Agreement, dated as of February 11, 2021 (the “Underwriting Agreement”), by and among the Company, the Selling Stockholders, and Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named in Schedule A to the Underwriting Agreement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the exhibits thereto, the Underwriting Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the sale of the Securities by the Selling Stockholders.  We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates, actions, resolutions and statements of the Company and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.  As to facts relevant to the opinion expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

OneMain Holdings, Inc.
February 16, 2021

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities are validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware.  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP